Exhibit 10.3

CONTRACT

Manufacturer: Milk_shake is imported by

Red Hot Products Ltd.:

Unit 3 & 4, Jacks Way

Hill Barton Business Park

Clyst St Mary Exeter EX5 1FG

Company No. 6831515

VAT No. 946 7201 13

Distributor: ORION BLISS

Ashdod Kalonite 9-57 Israel 7724233

Marina Konstantinova

+17027513560

Email: orionbliss123456@gmail.com

AGREEMENT WITH OUR SUPPLIER:

8003008	MILK SHAKE SILVER SHAMPOO 1000mL
8003009	MS SHAMPOO REFRESCANT 5LT
8003010	MS GLISTENING SPRAY 100mL
8003011	MS VOLUME SOLUTION VOLUMIZING SH 1 L
8003012	MS REMOVER INSTANT 250mL
8003013	MS PRO COLOR EQUALIZER 250mL
8003018	MS PROTECTOR FOR COLORING 200mL
8003019	AGE R SHAMPOO REVITALIZANT 1000mL
8003020	AGE R COLOR REVITALIZANT 1000mL
8003021	AGE R DD CREAM 30 mL
8003022	AGE RATINOL TREATMENT REVITALIZANT 12 X 20M
8003023	AGE RATINOL 500mL
8003024	SMOOTHING CREAM 200mL
8003025	SPRAY VOLUME 400mL
8003026	VOLUME SPRAY 250M
8003027	GELATIN 200mL
8003028	GLOSS/BRILLIANT 50mL
8003029	SILVER SHINE COND 250 mL
8003030	SILVER SHINE COND 1000 mL
8003031	MS INTEGRITY REBUILDER 500 mL
8003032	MS INTEGRITY FIBER SEALANT 500 mL
8003033	MS INTEGRITY LEAVE IN 250 mL
8003034	AGE BENEFIT & MOISTURIZING COND 250 mL
8003035	MS MOISTURE PLUS WHIPPED CREAM 200 mL

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8003036	MS MOISTURE PLUS SH 300 mL
8003037	MS MOISTURE PLUS COND 250 mL
8003038	MS CL WHIPPED CREAM COLD BRUNETTE 100 mL
8003039	MS CL WHIPPED CREAM WARM BRUNETTE 100 mL
8003040	MS CL WHIPPED CREAM VIOLET 100 mL
8003041	MS CL WHIPPED CREAM COPPER 100 mL
8003042	MS CL WHIPPED CREAM LIGHT RED 100 mL
8003043	MS CL WHIPPED CREAM BEIGE BLOND 100 mL
8003044	MS CL WHIPPED CREAM COLDEN BLOND 100 mL
8003045	MS MOISTURE PLUS SH 1000 mL
8003046	MS MOISTURE PLUS COND 1000 mL
8003047	MS MOISTURE PLUS HYDRAT LOT 12 TUB 12 mL
8003048	MS ACTIVE MILK MASK 250 mL
8003049	MS ACTIVE YOGURT MASK 250 mL

Your consent – This applies where you provide your personal data and specifically consent to Red Hot Products Ltd. using it to provide you with a specific service, for example, so that: you can receive marketing communications from us. If you later ask us to stop sending you marketing communications, we need to keep some of your personal data on a suppression list so that we can make sure we do not contact you again. This is a legal obligation; and we can store certain cookies on your device. We may place targeted advertising cookies (these allow us to tailor services we offer, specifically to you), analytical cookies (these measure your interaction with our site so we can make improvements) on your device.

The performance of a contract -This applies where you provide Red Hot Products Ltd. with your personal data in order for us to provide you with a service (e.g. you ask us to create a customer account for you or you wish to purchase a product and we can manage the associated logistics).

Our legitimate interests – This applies where you provide Red Hot Products Ltd.with your personal data and we use it to: improve our products and services. By providing us with your personal data, we are able to better understand your needs and expectations when it comes to the products and services we offer. This understanding means we can improve our products and services so they match your needs. This might involve performing analytics on how you use our products, services, and websites/apps/devices, or trying out new functions which we think you might like based on what we know about you. To better engage with you. Where you provide us with your personal data, we may use it to encourage you to be more actively engaged with our products and brands and increase your overall brand engagement and awareness. One way we do this is by tailoring the marketing communications we send you so that you receive the information most relevant to you. To prevent fraud. Where you provide us with your personal data, it means we can action any payment you make when you purchase any of our products and/or services, and importantly, check that your payment is free from fraud. To secure our tools: We may use your personal data to keep our tools (websites//devices) safe and secure. This involves making sure our tools are working properly, and that your personal data is kept secure.

To comply with a legal obligation – This is where you provide Red Hot Products Ltd. with your personal data which we need to keep for our legal reasons (e.g. when you make a purchase we need to keep your transaction information to comply with our tax and financial reporting obligations).

To protect the vital interests of an individual – This is where we use your personal data to protect you (or someone else) where there is evidence of danger to your (or someone else’s) health and/or safety.

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The table below sets out which legal basis we rely on when processing your personal data for each context. When we collect personal data, we will indicate which types of personal data are mandatory via asterisks. Some of the personal data we request from you are either necessary for us to:

–  Perform our contract with you (e.g. to deliver the goods you have purchased on our websites/apps); Provide you with a service you have asked for (e.g. to provide you with a newsletter);

–  Comply with legal requirements (e.g. invoicing). If you do not provide the personal data marked with an asterisk, this may affect the goods and services that we can provide.

Automated Decision Making

Automated decision making means the ability to make decisions using technology, without human involvement. We may use automated decision making in the following circumstances:

For the purposes of securing transactions placed through our websites/ against fraud. We may use a third party provider’s solution to protect against fraud. The method of fraud detection is based on a number of different data prediction and data intelligence techniques that may change over time, to keep up with technological advancement. These may include, for example, data comparison or association, or detecting unusual data patterns. This fraud detection process may be completely automated or may involve some human intervention where the final decision is taken by a person.

As a result of automatic fraud detection, you may experience a delay in the processing of your order/request whilst we review your transaction. You may be limited or excluded from using a service if a risk of fraud is identified. You have the right to access the information on which we base our decision.

Profiling

This means automatically processing personal data to evaluate certain personal aspects about an individual, in particular to analyse or predict aspects concerning performance at work, economic situation, health, personal preferences, interests, reliability, behaviour, location or movements.

When we send or display personalised communications or content, we may use some profiling techniques. This means that we may collect personal data about you in the different scenarios mentioned in the table above, and use this data to analyse, evaluate, or predict your personal preferences, interests, behaviour and/or location. Based on our analysis, we then send or display communications and/or content specifically tailored to your interests and needs. You may have the right to object at any time to the use of your personal data for “profiling”. Please see “Your Rights and Choices” section below.

Third parties that assist and help us in providing digital and e- commerce services such as social listening, store locator, loyalty programs, identity management, ratings and reviews, CRM, web analytics and search engine, user generated content curation tools;

Advertising, marketing, digital and social media agencies to help us to deliver advertising, marketing, and campaigns, to analyse their effectiveness, and to manage your contact and questions;

Third parties require to deliver a product to you e.g. postal/delivery services;

Third parties that assist and help us in providing IT services, such as platform providers, hosting services, maintenance and support on our databases as well as on our software and applications;

Payment service providers and credit reference agencies for the purpose of assessing your credit score and verifying your details where this is a condition of entering into a contract with you;

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Third parties that assist us for customer care and customer vigilance purposes. The legal basis for this sharing is our legitimate interests – (i) to improve our products and services; (ii) better engage with you; (iii) prevent fraud; (iv) secure our tools and design new features; (v) manage your orders; and (vi) use appropriate suppliers

Right of access –to request access to your personal information and information about how we process it

Right to rectification –to have your personal information corrected if it is inaccurate and to have incomplete personal information completed

Right to erasure (also known as the Right to be Forgotten) – to have your personal information erased. Contact our customer services info@milkshakehaircare.co.uk Right to restriction of processing – to restrict processing of your personal information

Right to data portability – to electronically move, copy or transfer your personal information in a standard form

Right to object – to object to processing of your personal information.

Rights with regards to automated individual decision making, including profiling – rights relating to automated decision making, including profiling

If you have any general questions about your rights or want to exercise your rights please contact info@milkshakehaircare.co.uk You have the right to lodge a complaint with a data protection regulator in Europe, in particular in a country you work or live or where your legal rights have been infringed. The contact details for the Information Commissioner’s Office (ICO), the data protection regulator in the UK, are available on the ICO website www.ico.org.uk where your personal information has or is being used in a way that you believe does not comply with data, however, we encourage you to contact us before making any complaint and we will seek to resolve any issues or concerns you may have.

Contact

If you have any questions or concerns about how we treat and use your personal data, or would like to exercise any of your rights above, please contact us at info@red-hotproducts.com

Signed by both parties:

Orion Bliss

/s/ Marina Konstantinova

Marina Konstantinova

Red Hot Products Ltd.

/s/ Rick Holdelm

Rick Holdelm

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